UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 12, 2009
Advanced Energy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26966 (Commission File Number)	84-0846841 (IRS Employer Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado	80525
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (970) 221-4670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
On March 12, 2009, Advanced Energy Industries, Inc (the Company) announced that in response to the continued weakness of the current business environment, the Company was implementing further reorganization of its structure to reflect changes in anticipated levels of business. The actions are being taken both to further reduce costs of operations and to streamline the organization going forward.
The Company will reduce approximately 22 percent of its global workforce through reductions-in-force and begin implementation of the restructuring actions this quarter. The actions are expected to be complete by the second quarter of 2009 and the Company expects to record severance pay expenses of approximately $2.5 million, which will result in cash expenditures primarily recorded in the current and next quarter. The full text of the Company’s press release is attached hereto as Exhibit 99.1
Item 9.01 Financial Statements and Exhibits.
(d)	The following exhibit is furnished pursuant to Item 7.01:
99.1	Press release dated March 12, 2009 by Advanced Energy Industries, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.
Date: March 12, 2009	/s/Lawrence D. Firestone
Lawrence D. Firestone
Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 12, 2009 by Advanced Energy Industries, Inc.